Exhibit 10.12

                              PURCHASE AGREEMENT


     PURCHASE AGREEMENT, dated as of May 31, 2000, by and between FrontLine Capital Group, a Delaware corporation ("FCG"), and CIBC Employee Private Equity Fund Partners, a New York partnership (the "Investor").

     WHEREAS, HQ Global Workplaces Inc., a Delaware corporation ("Old HQ"), and CarrAmerica Realty Corporation, a Maryland corporation ("CarrAmerica"), on the one hand, and VANTAS Incorporated, a Nevada corporation ("VANTAS"), and FCG, on the other hand, have entered into that certain Agreement and Plan of Merger, dated as of January 20, 2000, as amended as of April 29, 2000 and as of May 30, 2000 (as amended, the "Merger Agreement").

     WHEREAS, pursuant to the Merger Agreement, VANTAS will merge with and into Old HQ with Old HQ continuing as the surviving corporation with the name "HQ Global Workplaces, Inc." (the "HQ Merger").

     WHEREAS, FCG and CarrAmerica have entered into that certain Stock Purchase Agreement, dated as of January 20, 2000, as amended as of April 29, 2000 (as amended, the "Stock Purchase Agreement"), whereby FCG agreed to purchase from CarrAmerica 4,130,530 (subject to recalculation as provided therein) shares of non-voting common stock, par value $.01 per share (the "Old HQ Common Stock"), of Old HQ.

     WHEREAS, immediately following the consummation of the HQ Merger and the transactions contemplated by the Stock Purchase Agreement and that certain Stock Purchase Agreement, dated as of January 20, 2000, as amended as of April 29, 2000, among FCG, VANTAS, CarrAmerica, Omni Offices UK Limited and Omni Offices (Lux) 1929 Holding Company S.A. (the "UK Stock Purchase Agreement"), Old HQ, as the surviving corporation of the HQ Merger ("HQ Surviving Corporation"), will merge (the "Second Step Merger") with and into newly formed HQ Merger Subsidiary, Inc., a Delaware corporation ("M-Sub") that is a wholly owned subsidiary of HQ Global Holdings, Inc., a Delaware corporation ("Holdco"), which will theretofore be wholly owned by HQ Surviving Corporation, with M-Sub continuing as the surviving corporation under the name "HQ Global Workplaces Inc." pursuant to the Agreement and Plan of Merger related thereto (the "Second Step Merger Agreement").

     WHEREAS, pursuant to the Exchange Agreement, dated as of May 31, 2000 (the "Exchange Agreement"), Holdco and FCG have agreed to exchange 4,130,530 shares of common stock of Holdco ("Common Shares") to be received by FCG in the Second Step Merger in exchange for the Old HQ Common Stock to be purchased by FCG from CarrAmerica and certain other persons pursuant to the Stock Purchase Agreement for 3,704,933.820 newly issued shares of Series A Convertible Cumulative Preferred Stock (the "Preferred Stock") of Holdco and warrants to purchase up to 1,660,341.752 shares of voting common stock, par value $.01 per share (the "Voting Common Stock"), of Holdco.

     WHEREAS, upon consummation of the transactions contemplated in the Exchange Agreement, FCG desires to sell to the Investor, and the Investor desires to purchase from FCG, the certain securities on the terms and conditions specified in this Agreement.

     WHEREAS, capitalized words and phrases used but not otherwise defined herein shall have the meanings ascribed to them under the Merger Agreement.

     Accordingly, FCG and the Investor hereby agree as follows:

     1. Purchase and Sale of Securities. (a) On the terms and subject to the conditions of this Agreement, (i) FCG agrees to sell to the Investor, and the Investor agrees to purchase from FCG, for $1.875 million (the "Purchase Price") (A) 45,987.423 newly issued shares of Preferred Stock (the "Preferred Shares"), the terms of which are contained in the certificate of designations to Holdco's certificate of incorporation (the "Certificate of Designations") in the form attached as Exhibit A hereto, having an initial liquidation preference equal to $1.875 million and (B) warrants to purchase up to 20,608.962 shares of Voting Common Stock (the "Warrants"), the terms of which are in the form attached as Exhibit B hereto in respect of Warrants to purchase 13,897.769 shares of Common Stock (the "Initial Warrants") and in Exhibit C hereto in respect of Warrants to purchase 6,711.192 shares of Common Stock.

          (b) The closing (the "Closing") of the purchase and sale of the securities referred to in clause (a) above shall be held at the offices of Brown & Wood LLP, One World Trade Center, New York, New York 10048, immediately after, and on the same date as, the Closing under the Merger Agreement, subject to the satisfaction or waiver of the conditions set forth in Section 5 hereof. The date on which the Closing shall occur, which shall not extend beyond June 5, 2000, is hereinafter referred to as the "Closing Date," and, if the Closing Date is not May 31, 2000, FCG shall notify the Investor prior to the close of the business on the business day immediately preceding the Closing Date. On the Closing Date, (i) FCG shall deliver certificates issued in the Investor's name representing the Preferred Shares and the Warrants, and (ii) the Investor shall deposit the Purchase Price in immediately available funds with Citibank, N.A., as escrow agent (the "Escrow Agent") under the Escrow Agreement, dated as of May 31, 2000 (the "Escrow Agreement"), for payment to FCG; it being understood that the Closing shall occur, and the Preferred Shares, Warrants and Purchase Price only released from escrow, in accordance with the terms and conditions set forth in the Escrow Agreement.

     2. Representations and Warranties of FCG. FCG hereby represents and warrants to the Investor as of the date hereof and as of the Closing Date as to the following matters:

          (a) Organization and Standing. FCG is a corporation duly organized, validly existing and in good standing as a corporation under the laws of the State of Delaware. FCG and its subsidiaries have all requisite corporate power and authority necessary to carry on their respective businesses as presently conducted and to enable them to own, lease or otherwise hold their respective properties and assets. FCG and its subsidiaries are duly qualified to do business and in good standing in each jurisdiction in which the conduct or nature of their respective businesses or the ownership, leasing or holding of their respective properties or assets makes such qualification necessary, except any such jurisdiction where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a material adverse effect on the business, financial condition or results of operations of Holdco and its subsidiaries taken as a whole (an "FCG Material Adverse Effect").

          (b) Authority. FCG has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. All corporate acts and other proceedings required to be taken by FCG to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken. This Agreement has been duly executed and delivered by FCG and constitutes a legal, valid and binding agreement of FCG, enforceable against FCG in accordance with its terms, except insofar as enforcement thereof may be limited by bankruptcy, insolvency, or other laws relating to or affecting enforcement of creditors' rights generally or by general equitable principles.

          (c) Preferred Shares and Warrants. (A) The Preferred Shares have been duly authorized for issuance by Holdco pursuant to the terms of the Exchange Agreement and, at Closing, (i) will be validly issued, fully paid and nonassessable, (ii) will be free and clear of all Liens, other than transfer restrictions relating to the federal securities laws, (iii) will not be issued in violation of any preemptive or similar rights under any provisions of applicable law, the certificate of incorporation or by-laws of Holdco or any agreement, contract or instrument to which Holdco is a party or by which it or any of its properties or assets is bound and (iv) assuming the accuracy of the representations and warranties set forth in Section 3 of the Exchange Agreement will be issued in compliance with the registration and qualification requirements of all applicable federal securities laws as presently in effect. The Warrants have been duly authorized for issuance by Holdco pursuant to the terms of the Exchange Agreement and, at Closing, will be legal, valid and binding obligations of Holdco, enforceable against Holdco in accordance with their terms, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or other laws relating to or affecting enforcement of creditors' rights generally or by general equity principles.

          (B) On the Closing Date, FCG will be the sole record and beneficial owner and holder of the Preferred Shares and the Warrants, free and clear of all claims, conditional sale or other title retention agreements, covenants, encumbrances, equitable interests, liens, options, pledges, rights of first refusal, security interests, statutory liens or restrictions of any kind, including any restrictions on voting, transfer, receipt of income, or exercise of any other attribute of ownership ("Liens"). At the Closing, FCG will transfer to the Investor good and marketable title to the Preferred Shares and the Warrants, free and clear of all Liens. Except as contemplated in Section 3(d), at the Closing, no legend or other reference to any purported Lien will appear upon any certificate representing the Preferred Shares or the Warrants. At the Closing, none of the Preferred Shares or the Warrants will be transferred to FCG in violation of (i) the Securities Act of 1933, as amended (the "Securities Act"), the securities laws of any state, or any other federal, state, local, municipal, foreign, international, multinational, or other constitution, law, rule, standard, requirement, administrative ruling, order, ordinance, principle of common law, legal doctrine, code, regulation, statute, treaty or process or (ii) any award, decision, injunction, judgment, decree, settlement, order, process, ruling, subpoena or verdict (whether temporary, preliminary or permanent) entered, issued, made or rendered by any court, administrative agency, arbitrator, Governmental Entity or other tribunal of competent jurisdiction.

          (d) No Conflicts; Consents. The execution and delivery of this Agreement by FCG does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a material loss of a benefit under, or result in the creation of any lien, charge or encumbrance of any kind upon any of the properties or assets of FCG or its subsidiaries under, any provision of (i) the certificate of incorporation or by-laws of FCG and its subsidiaries, (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, agreement or arrangement to which FCG or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets is bound or (iii) subject to the governmental filings and other matters referred to in the succeeding sentence, any judgment, order or decree, or statute, law, ordinance, rule or regulation, applicable to FCG or any of its subsidiaries or any of their respective properties or assets. Except for disclosure in any reports required pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), no consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to FCG or any of its subsidiaries in connection with the execution, delivery and performance by Holdco of this Agreement or the consummation of the transactions contemplated hereby.

     3. Representations and Warranties of the Investor. The Investor hereby represents and warrants to FCG as follows:

          (a) Organization and Standing. The Investor is a partnership duly organized, validly existing and in good standing under the laws of the State of New York. The Investor and its subsidiaries have all requisite partnership or other power and authority necessary to carry on their respective businesses as presently conducted and to enable them to own, lease or otherwise hold their respective properties and assets. The Investor and its subsidiaries are duly qualified to do business and are in good standing in each jurisdiction in which the conduct or nature of their respective businesses or the ownership, leasing or holding of their respective properties or assets makes such qualification necessary, except any such jurisdiction where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a material adverse effect on the business, financial condition or results of operations of the Investor and its subsidiaries taken as a whole (an "Investor Material Adverse Effect").

          (b) Authority. The Investor has all requisite partnership power and authority to enter into this Agreement, that certain Registration Rights Agreement, in the form attached as Exhibit D hereto (the "Registration Rights Agreement"), and that certain Stockholders Agreement, in the form attached as Exhibit E hereto (the "Stockholders Agreement"), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. All partnership and other acts and other proceedings required to be taken by the Investor to authorize the execution, delivery and performance of this Agreement, the Registration Rights Agreement and the Stockholders Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and properly taken. This Agreement has been, and, at the Closing, the Registration Rights Agreement and the Stockholders Agreement will have each been, duly executed and delivered by the Investor and each constitutes or will constitute, as applicable, a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or other laws relating to or affecting enforcement of creditors' rights generally or by general equity principles.

          (c) No Conflicts; Consents. The execution and delivery of this Agreement, the Registration Rights Agreement and the Stockholders Agreement by the Investor does not, and the consummation of the transactions contemplated hereby and thereby and compliance by the Investor with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any lien, charge or encumbrance of any kind upon any of the properties or assets of the Investor or its subsidiaries under, any provision of (i) the declaration of trust, partnership agreement, certificate of limited partnership, limited liability company agreement, charter or by-laws of the Investor and its subsidiaries, (ii) any note, bond, mortgage, indenture, deed of trust, loan document, license, lease, contract, commitment, agreement or arrangement to which the Investor or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets is bound or (iii) any judgment, order or decree, or statute, law, ordinance, rule or regulation, applicable to the Investor or any of its subsidiaries or any of their respective properties or assets. Except for disclosure in any reports required pursuant to the Exchange Act, no consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to the Investor in connection with the execution, delivery and performance of this Agreement, the Registration Rights Agreement and the Stockholders Agreement by the Investor or the consummation of the transactions contemplated hereby and thereby.

          (d) Investment Representation. The Investor is purchasing Preferred Shares and Warrants pursuant to this Agreement for its own account for investment only and not with a view towards their distribution or resale. The Investor represents that it is an "accredited" investor within the meaning of Rule 501 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), has such knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of investment in the Preferred Shares and Warrants, is able to bear the economic risk of a loss of its entire investment therein and is prepared to hold the Preferred Shares and the Warrants for an indefinite period of time. The Investor has received the opportunity to ask questions, and has obtained the related answers, regarding the business, financial condition and results of operations of Holdco, VANTAS and Old HQ and the terms and conditions of the Preferred Shares and the Warrants. The Investor has received all of the information regarding Holdco, VANTAS and Old HQ that it has requested. FCG has informed the Investor that the Preferred Shares and the Warrants have not been registered under the Securities Act and may not be sold, transferred or otherwise assigned absent such registration or an exemption therefrom. FCG has also informed the Investor that any routine sale of Preferred Shares and Warrants made in reliance upon Rule 144 promulgated under the Securities Act can be made only in accordance with the terms and conditions of such Rule and, further, that in case such Rule is not applicable to any sale of Preferred Shares and Warrants, as applicable, resale thereof may require compliance with some other exemption under the Securities Act prior to resale. FCG has informed the Investor that certificates representing the Preferred Shares and Warrants issued pursuant to this Agreement bear the following legend:

     "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE, TRANSFERRED OR OTHERWISE ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT THERETO UNDER SUCH ACT OR AN EXEMPTION FROM REGISTRATION FOR SUCH SALE, OFFER, TRANSFER OR OTHER ASSIGNMENT AS SUPPORTED BY SUCH CERTIFICATIONS, OPINIONS AND OTHER DOCUMENTATION, IF ANY, AS ARE REASONABLY REQUESTED AND ACCEPTABLE TO THE CORPORATION."

     4. Covenants.

          (a) Transfer of Rights. At the Closing, FCG shall transfer, assign and convey to the Investor any and all rights to which FCG is entitled under the Exchange Agreement and in respect of the Preferred Shares and the Warrants, all as set forth in the Assignment Agreement attached as Exhibit F hereto.

          (b) Consummation of the Transactions. Subject to the terms and conditions of this Agreement, each party shall use its commercially reasonable efforts to cause the Closing to occur upon the terms and conditions set forth herein. FCG shall cooperate with the Investor, and the Investor shall cooperate with FCG, in filing any necessary applications, reports or other documents with, giving any notices to, and seeking any consents from, all Governmental Entities and all third parties as may be required in connection with the consummation of the transactions contemplated by this Agreement, and each party requesting such cooperation shall reimburse the other party's reasonable out-of-pocket expenses in providing such cooperation.

          (c) Lock-Up. In connection with an initial public offering of Holdco's securities, the Investor agrees, and the Investor shall secure the agreement of any transferee therefrom, upon request of the lead underwriter, not to sell or otherwise transfer or dispose of any Common Stock of Holdco (other than to an affiliate of the Investor or another holder of Preferred Stock) for a period following the effective date of a registration statement of Holdco filed under the Securities Act with respect to such offering equal to the lesser of (i) the lock-up period applicable to (a) FCG, (b) CarrAmerica (so long as it owns in excess of 9% of the outstanding shares of Common Stock), (c) holders of Preferred Stock, and (d) senior executive officers of Holdco and (ii) six (6) months.

     5. Conditions to Closing.

          (a) Each Party's Obligation. The respective obligations of each party hereto to effect the transactions contemplated by this Agreement are subject to the satisfaction (or waiver) as of the Closing of the following conditions: (i) the HQ Merger and the Second Step Merger shall have been consummated; (ii) no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Entity that prohibits the performance of this Agreement or the consummation of the transactions contemplated by this Agreement; and (iii) no action, claim, proceeding or investigation shall be pending or threatened by any Governmental Entity (other than a court acting in response to an action, claim or proceeding brought by a non-Governmental Entity) that, if successful, would prohibit the performance of this Agreement or the consummation of the transactions contemplated by this Agreement.

          (b) FCG's Obligation. The obligations of FCG hereunder are subject to the satisfaction (or waiver by FCG) as of the Closing of the following conditions:

               (i) The representations and warranties of the Investor made in this Agreement shall be true and correct as of the date hereof and as of the time of the Closing as though made as of such time, except (1) to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date) or (2) where the failure of any representations and warranties other than the representations and warranties set forth in Sections 3(b) and 3(d) to be true and correct would not have an Investor Material Adverse Effect, and the Investor shall have duly performed, complied with and satisfied in all material respects all covenants, agreements and conditions required by this Agreement to be performed, complied with or satisfied by the Investor by the time of Closing. At the Closing, the Investor shall have delivered to FCG a certificate, dated the Closing Date and signed by a representative of the Investor, confirming the foregoing.

               (ii) At the Closing, the Investor shall have delivered to Holdco a certificate, dated the Closing Date, attesting to the authorization of the Investor to consummate the transactions contemplated by this Agreement.

               (iii) All filings, registrations, authorizations, permits, consents and approvals required for the Investor's consummation of the transactions contemplated by this Agreement shall have been made or obtained, as applicable.

               (iv) At the Closing, the Investor shall have executed and delivered to Holdco the Stockholders Agreement and the Registration Rights Agreement and (assuming due execution and delivery by the other parties thereto) the same shall be in full force and effect.

               (v) At the Closing, the Investor shall have deposited the Purchase Price in immediately available funds with the Escrow Agent.

          (c) The Investor's Obligation. The obligations of the Investor hereunder are subject to the satisfaction (or waiver by the Investor) as of the Closing of the following conditions:

               (i) The representations and warranties of FCG made in this Agreement shall be true and correct as of the date hereof and as of the time of the Closing as though made as of such time, except (1) to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date) or (2) where the failure of any representations and warranties other than the representations and warranties set forth in Section 2(c) to be true and correct would not have an FCG Material Adverse Effect, and FCG shall have duly performed, complied with and satisfied in all material respects all covenants, agreements and conditions required by this Agreement to be performed, complied with or satisfied by FCG by the time of Closing. At the Closing, FCG shall have delivered to the Investor a certificate, dated the Closing Date and signed by an officer of FCG, confirming the foregoing.

               (ii) The representations and warranties of Holdco made in the Exchange Agreement shall be true and correct as of the date of the Exchange Agreement and as of the time of the Closing as though made as of such time, except (1) to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), (2) where the failure of any representations and warranties other than the representations and warranties set forth in Sections 2(d), (e), (f) or (g) of the Exchange Agreement to be true and correct would not have a Holdco Material Adverse Effect (as defined in the Exchange Agreement) or (3) that the representation and warranty set forth in Section 2(d) of the Exchange Agreement shall be true and correct other than in any de minimis respect, the acquisition by FCG of the Preferred Shares and Warrants pursuant to the Exchange Agreement shall have been consummated, and all conditions specified in the Exchange Agreement shall have been satisfied, and there shall have been no waivers to such conditions.

               (iii) At the Closing, FCG shall have delivered to the Investor a secretary's certificate, dated the Closing Date, attesting to the authorization of FCG to consummate the transactions contemplated by this Agreement.

               (iv) Since the date of this Agreement, Holdco and its subsidiaries taken as a whole shall not have suffered a Holdco Material Adverse Effect.

                (v) All filings, registrations, authorizations, permits, consents and approvals required for FCG's consummation of the transactions contemplated by this Agreement shall have been made or obtained, as applicable.

               (vi) At the Closing, Holdco shall have executed and delivered to the Investor the Stockholders Agreement and the Registration Rights Agreement and (assuming due execution and delivery by the other parties thereto) the same shall be in full force and effect.

               (vii) At the Closing, FCG shall have executed and delivered to the Investor the Assignment Agreement in the form of Exhibit F hereto and (assuming due execution and delivery by the Investor) the same shall be in full force and effect.

               (viii) At or prior to the Closing, Holdco or Old HQ shall have received debt financing the terms of which are substantially to the effect set forth in the commitment letter of Paribas attached as Exhibit G hereto in respect of the bank term debt and either the commitment letter of Blackstone attached as Exhibit H hereto in respect of the high yield or mezzanine debt or the commitment letter of Warburg Dillon Read LLC attached as Exhibit I hereto in respect of bridge financing, whether such financing is obtained from such parties or any other party, and, at the Closing, except as disclosed in
Schedule 5(c), no other indebtedness of Holdco for borrowed money shall be outstanding.

               (ix) At or prior to Closing, the Certificate of Designations in the form of Exhibit K hereto shall have been accepted for filing by, and duly filed with, the Secretary of State of the State of Delaware.

               (x) At the Closing, the Investor shall have received the favorable opinion, dated the Closing Date, of Brown & Wood LLP, counsel to Holdco and FCG, substantially in the form attached as Exhibit J hereto.

               (xi) At the Closing, the Investor shall have received an agreed upon procedures letter, dated the Closing Date, from Ernst & Young LLP, substantially in the form attached as Exhibit K hereto.

               (xii) At the Closing, none of the Merger Agreement, the Second Step Merger Agreement and the UK Stock Purchase Agreement shall have been amended in any material respect other than an extension of the Closing of the transactions contemplated thereunder until June 5, 2000, and the conditions specified in the Merger Agreement, the Second Step Merger Agreement and the UK Stock Purchase Agreement shall have been satisfied in all material respects, and there shall have been no waivers to such conditions in any material respect.

               (xiii) At the Closing, EOP Operating Limited Partnership or an affiliate thereof shall purchase Preferred Stock and Warrants from Holdco and FCG for an aggregate amount of $75 million.

               (xiv) At the Closing, the Investor shall have received an executed Management Rights Letter substantially in the form attached as Exhibit L hereto and an opinion of counsel from Holdco stating that Holdco is an operating company within the meaning of the Plan Asset Regulations.

               (xv) At the Closing, FCG shall have delivered the Preferred Shares and the Warrants to the Investor.

          (d) Frustration of Closing Conditions. Neither FCG nor the Investor may rely on the failure of any condition set forth in Section 5(a), Section 5(b) or Section 5(c), respectively, to be satisfied if such failure was caused by such party's failure to perform its obligations hereunder or to use its commercially reasonable efforts to cause the Closing to occur as required by
Section 5.

     6. Further Assurances. From time to time, as and when requested by another party hereto, a party hereto shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

     7. Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by (i) FCG without the prior written consent of the Investor or (ii) by the Investor without the prior written consent of Holdco and FCG. Any attempted assignment in violation of this
Section 7 shall be void ab initio and of no further force and effect.

     8. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their successors and permitted assigns, and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such permitted successors and assigns, any legal or equitable rights hereunder.

     9. Amendments. No amendment, modification or waiver in respect of this Agreement shall be effective unless it shall be in writing and signed by the party against whom such amendment, modification or waiver is asserted.

     10. Representations, Warranties and Agreements to Survive Delivery. All representations, warranties and agreements contained in this Agreement or in certificates of officers of FCG or the Investor submitted pursuant hereto shall remain operative and in full force and effect for a period of one year (or, in the case of the representation and warranty specified in Section 5(A)(b) of the Merger Agreement, for the period of any applicable statute of limitations) following the Closing. Notwithstanding anything to the contrary contained in the foregoing, nothing in this Section 10 is intended to indicate that any representation or warranty will be true at any time other than at the time of execution of this Agreement and at the Closing.

     11. Indemnification.

          (a) Indemnity by FCG and Holdco. FCG and Holdco, jointly and severally, shall indemnify the Investor and its affiliates, controlling persons, constituent partners and subsidiaries and their directors, officers, members, employees, attorneys and representatives against all expenses, costs, losses, claims, damages, liabilities and judgments (including, without limitation, reasonable attorney's fees and expenses) incurred or sustained by any such party resulting from (i) any breach of the representations and warranties of FCG set forth in Section 2 or of Holdco in Section 2 of the Exchange Agreement, (ii) FCG's, Holdco's or VANTAS' acts or failure to act,
(iii) any misstatements or omissions made in any disclosure or other information or materials delivered or made available to the Investor in connection with the investment contemplated under this Agreement, (iv) the action or failure to act by an indemnified party with FCG's, Holdco's or VANTAS' consent or in reliance on FCG's, Holdco's or VANTAS' action or failure to act or (v) any and all environmental liabilities costs and expenses arising out of or incurred in connection with the consummation of the Merger, the Second Step Merger or the investment contemplated in this Agreement; provided, however, that such indemnity shall not extend to any expenses, costs, losses, claims, damages, liabilities or judgments to the extent arising out of (A) the gross negligence or willful misconduct of any person indemnified under this
Section 11(a) as determined by a court of competent jurisdiction in a final, non-appealable judgment or (B) a breach by the Investor of its representations and warranties contained herein.

     FCG agrees to indemnify the Investor against any Company Level Loss or Direct Loss (each as defined below) arising out of (i) Rule 10b-5 under the Exchange Act with respect to VANTAS' failure to file reports with the Securities and Exchange Commission as required under the Exchange Act prior to the date hereof or (ii) the Shareholder Litigation (as defined in the Form of Indemnification and Escrow Agreement attached as Exhibit E to the Merger Agreement (the "Indemnification Agreement"). FCG shall pay the Investor, in full and complete satisfaction of FCG's obligation under clause (ii) of this paragraph, an amount (which, in the case of a Direct Loss, shall not exceed such Direct Loss) equal to the product of (A) a fraction, the numerator of which equals the sum of the number of shares of Preferred Stock (determined on an As-Converted Basis) and the number of shares of Common Stock purchasable upon exercise of the Initial Warrants, in each case owned by the Investor at the Closing, and the denominator of which equals the sum of the number of shares of Preferred Stock (determined on an As-Converted Basis) and the number of shares of Common Stock purchasable upon exercise of the Initial Warrants, in each case owned by the Investor at the Closing, and the number of shares of Common Stock owned by FCG at the Closing, multiplied by (B) the dollar value of any recovery obtained by FCG from CarrAmerica under the Indemnification Agreement. A "Company Level Loss" shall mean any loss, liability, claim, damage or expense (including, without limitation, reasonable attorney's fees and expenses) incurred by Holdco or Old HQ or its successor; it being understood that a Company Level Loss shall not include (i) any consequential, incidental or punitive damages or (ii) any Direct Loss; it being understood that a Company Level Loss shall include any loss or damage suffered by the Investor as a result of a diminution in value (either directly or indirectly) of the interest held by the Investor in Holdco. A "Direct Loss" shall mean any loss, liability, claim, damage or expense (including reasonable attorney's fees and expenses) incurred by the Investor; it being understood that a Direct Loss shall not include (i) any consequential, incidental or punitive damages,
(ii) any Company Level Loss or (iii) any loss or damage suffered by the Investor as a result of a diminution in value (either directly or indirectly) of the interest held by the Investor in Holdco.

          (b) Holdco and their respective directors, officers and employees against all expenses, costs, losses, claims, damages, liabilities and judgments (including, without limitation, reasonable attorney's fees and expenses) incurred or sustained by any such party resulting from any breach of the representations and warranties of the Investor set forth in Section 3; provided, however, that such indemnity shall not extend to any expenses, costs, losses, claims, damages, liabilities and judgments to the extent arising out of (A) the gross negligence or willful misconduct of any person indemnified under this Section 11(b) as determined by a court of competent jurisdiction in a final, non-appealable judgment or (B) a breach by FCG or Holdco, as the case may be, of the representations and warranties set forth in
Section 2 of this Agreement or Section 2 of the Exchange Agreement, respectively. Under no circumstances shall the Investor be liable to FCG, Holdco or any other indemnified party under this Section 11(b) for any punitive, exemplary, consequential or indirect damages arising therefrom.

          (c) Notice of Actions or Proceedings. In case any action or proceeding shall be commenced involving any party in respect of which indemnity may be sought pursuant to Sections 11(a) or 11(b) (the "indemnified party"), the indemnified party shall promptly notify the party against whom such indemnity may be sought (the "indemnifying party") in writing of such action or proceeding; provided, however, that failure of an indemnified party to provide such notice shall not relieve the indemnifying party of its obligations under this Section 11 if such failure does not materially and adversely affect the rights of the indemnifying party.

          (d) Defense of Actions and Proceedings. The indemnifying party may assume the defense of such action or proceeding provided that the expenses of the indemnified party are reimbursed as they are incurred (including, without limitation, the payment of all reasonable and documented fees and expenses of counsel to the indemnified party) and the indemnifying party has not failed to comply with any such reimbursement request. Any indemnified party shall have the right to employ separate counsel in any such action or proceeding and participate in the defense thereof, but the reasonable fees and expenses of such counsel shall be at the expense of the indemnified party, unless (i) the employment of such counsel shall have been specifically authorized in writing by the indemnifying party, (ii) the indemnifying party shall have failed to assume the defense of such action or proceeding or (iii) the named parties to any such action (including any impleaded parties) include both the indemnified party and the indemnifying party, and the indemnified party shall have been reasonably advised by such counsel that the representation of the indemnifying party and the indemnified party by the same counsel would be inappropriate due to actual or potential differing interests between the indemnifying party and the indemnified party or there are defenses that are available to the indemnified party that may be in conflict with or contradict those available to the indemnifying party (in which case the indemnifying party shall not have the right to assume the defense of such action on behalf of the indemnified party). In any such case, the indemnifying party shall not, in connection with any one action or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys for all indemnified parties and all such reasonable fees and expenses shall be reimbursed as they are incurred. The indemnifying party shall indemnify and hold harmless the indemnified party from and against any and all expenses, costs, losses, claims, damages, liabilities and judgments by reason of any settlement made by the indemnified party of any action effected with the indemnifying party's written consent. The indemnifying party shall not, without the prior written consent of the indemnified party, effect any settlement or compromise of, or consent to the entry of judgment with respect to, any pending or threatened action or proceeding in respect of which the indemnified party is or could have been a party and indemnity may be or could have been sought hereunder by the indemnified party, unless (i) such settlement, compromise or judgment includes an unconditional release of the indemnified party from all liability on claims that are the subject matter of such action or proceeding and does not include a statement as to or an admission of fault or culpability by or on behalf of the indemnified party and (ii) reasonable prior written notice of settlement, compromise or judgment is given to the indemnified party.

     12. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by prepaid telex, cable or telecopy or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand, telexed, cabled or telecopied, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

          (i)  if to FCG,

               FrontLine Capital Group
               1350 Avenue of the Americas
               New York, New York.  10019
               Attention: Jason M. Barnett, Esq.
                            General Counsel
               Tel:     (212) 931-8000
               Fax:     (212) 931-8001

               with copies to:

               Edward F. Petrosky, Jr., Esq.
               J. Gerard Cummins, Esq.
               Brown & Wood LLP
               One World Trade Center
               New York, New York  10048
               Tel:     (212) 839-5300
               Fax:     (212) 839-5599

          (ii) if to the Investor,

               CIBC Employee Private Equity Fund Partners


               Attention:
               Tel:
               Fax:

or such other address as any party may from time to time specify by written notice to the other parties hereto.

     13. Interpretation; Exhibits and Schedules. The headings contained in this Agreement and in any Exhibit to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized term used in any Exhibit but not otherwise defined therein shall have the meaning ascribed to it in this Agreement. This Agreement is gender neutral. Any word in this Agreement that refers to a particular gender shall also refer to all other genders, including masculine, feminine and neuter.

     14. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

     15. Entire Agreement. This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. The parties hereto shall not be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein.

     16. Brokers. Each party hereto hereby represents and warrants that no brokers or finders have acted for such party in connection with this Agreement.

     17. Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.

     18. Consent to Jurisdiction. The Investor and FCG agree to commence any action, suit or proceeding arising out of this Agreement or transactions contemplated hereby against the other party either in a federal court located in the State of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in a New York state court. Each party to this Agreement submits and consents to personal jurisdiction in any such litigation. The Investor and FCG further agree that service of any process, summons, notice or document delivered by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this
Section 18. The Investor and FCG irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) any New York state court or (ii) any federal court located in the State of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT.

     19. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.


                                 FRONTLINE CAPITAL GROUP


                                 By: /s/ Jason M. Barnett
                                     ---------------------------------------
                                     Name:   Jason M. Barnett
                                     Title:  Executive Vice President


                                 HQ GLOBAL HOLDINGS, INC.,
                                  solely as to its express obligations
                                  under Section 11

                                 By: /s/ Jill Louis
                                     ---------------------------------------
                                     Name:   Jill Louis
                                     Title:  Vice President, General Counsel
                                             and Secretary


                                 CIBC EMPLOYEE PRIVATE EQUITY FUND PARTNERS

                                 By: /s/ Richard White
                                     ---------------------------------------
                                     Name:   Richard White
                                     Title:  Managing Director

                                 SCHEDULE 2(c)
                                 -------------







                                    Nothing

                                 SCHEDULE 2(d)
                                 -------------

                         CAPITAL STOCK OF THE COMPANY

     1. Section 5 of the Stockholders Agreement, dated as of the date hereof (the "CarrAmerica Stockholders Agreement"), by and among FrontLine Capital Group, HQ Global Holdings, Inc. and CarrAmerica Realty Corporation contains Participation Rights granting CarrAmerica the right to purchase its "pro rata share" of any issuance by the Company of equity securities (subject to certain qualifications).

     2. Section 5 of the Stockholders Agreement, dated the date hereof, by and among FrontLine Capital Group, HQ Global Holdings, Inc. and certain holders of Series A Preferred Stock contains Participation Rights granting holders of Series A Preferred Stock the right to purchase their "pro rata share" of any issuance by the Company of equity securities (subject to certain qualifications).

     3. Warrants to purchase 2,143,332 shares of Common Stock (subject to antidilution rights), dated the date hereof, issued to holders of Series A Preferred Stock.

     4. Warrants to purchase 1,498,538 shares of Common Stock (subject to antidilution rights), dated the date hereof, issued to UBS AG Stamford Branch.

     5. Warrant Agreement dated as of March 4, 1998 by and between OmniOffices, Inc. and Robert A. Arcoro for the purchase of 100,000 shares at $20.00 per share. Mr. Arcoro has exercised his warrant for 99,000 shares. Only 1,000 shares remain subject to this agreement.

     6. Warrant Agreement dated as of March 4, 1998 by and between OmniOffices, Inc. and Joseph Kaidanow for the purchase of 85,000 shares at $20.00 per share. Mr. Kaidanow has exercised his warrant for 50,000 shares. Only 35,000 shares remain subject to this agreement.

     7. Warrant Agreement dated as of March 4, 1998 by and between OmniOffices, Inc. and Kimberly L. Arcoro for the purchase of 32,500 shares at $20.00 per share.

     8. Warrant Agreement dated as of March 4, 1998 by and between OmniOffices, Inc. and Robert A. Arcoro, Jr. for the purchase of 32,500 shares at $20.00 per share.

          o The Company is obligated to have authorized and in reserve the shares of common stock receivable upon exercise of each of the warrants under the Warrant Agreements.

          o In the event the Company issues non-voting common stock of the Company that is less than fair market value (other than stock options or restricted stock pursuant to stock options plans) the warrantholders are entitled to an adjustment of the warrant shares purchasable under the Warrant.

          o The Warrant Agreements contain antidilution provisions that are triggered by distributions to holders of equity capital stock (dividends) and the repurchase of common stock by the Company of common stock at a price that is greater than the fair market value of common stock on the date of the repurchase.

     9. Purchase Right Agreement, dated as of March 4, 1998, by and among OmniOffices, Inc., Robert A. Arcoro and Joseph Kaidanow pursuant to which if immediately prior the first date on which 20% or more of the outstanding shares of common stock of the Company have been publicly distributed or registered and such shares are publicly traded on a national exchange or over-the-counter market, the debt ratio is less than 55.0% (the Company is obligated to offer the warrantholders the right to purchase up to an aggregate of 6,818 shares of common stock of the Company per percentage point below the 55.0% (subject to the adjustments set forth in Section 5(a) of the Warrant Agreement). This Purchase Right is subject to antidilution protection for the benefit of the Company pursuant to Section 10 of the CarrAmerica Stockholders Agreement.

     10. [Gary Kusin holds rights to receive 120,000 shares of Class B Non-Voting Stock and 300,000 options to acquire Non-Voting Common Stock pursuant to his employment contract. These rights accelerate in vesting upon a change in control.]

     11. Pursuant to the Merger Agreement, at the effective time of the Merger, each outstanding option to purchase shares of VANTAS Common Stock granted under the VANTAS 1996 Stock Option Plan (the "VANTAS 1996 Stock Options"), is automatically amended to constitute an option to acquire the number of shares of Voting Common Stock of the Company as the holder of such VANTAS 1996 Stock Option would have been entitled to receive as Merger Consideration in the Merger had such holder exercised such VANTAS 1996 Stock Option (free of and without regard to any limitation on the vesting of the right to exercise such VANTAS 1996 Stock Option) immediately prior to the effective time of the Merger at an exercise price equal to the quotient of (a) the applicable exercise price for each such VANTAS 1996 Stock Option immediately prior to the effective time of the Merger divided by (b) the Conversion Ratio.

          The following is a list of options granted under the VANTAS 1996 Stock Option Plan that are subject to the foregoing:

          o  36,750 Options at an exercise price of $2.00

          o  250 Options at an exercise price of $4.75

          o  40,458 Options at an exercise price of $4.00

     12. As soon as practicable following the effective time of the Merger, Mr. Gary Kusin and Mr. David Rupert will receive options to purchase common stock of the Company with a value equal to 6X and 4X, respectively, of their respective Base Compensation, or $3,600,000 or $1,600,000, respectively, which will become exercisable over a four-year period (37.5% after 18 months, then 12.5% every 6 months up to 100% in total, provided in each case that the executive is still employed by the Company on the applicable vesting date). The exercise price per share will equal the per share valuation used for purposes of the Merger.

     13. As soon as practicable following the effective time of the Merger, Mr. Kusin and Mr. Rupert will receive a grant of restricted common stock in the Company with a value equal to 2.5X and 1.5X, respectively, of their respective Base Compensation, or $1,500,000 or $600,000, respectively, which will become vested over a four-year period (37.5% after 18 months, then 12.5% every 6 months up to 100% in total, provided in each case that the executive is still employed by the Company on the applicable vesting date).

     14. It is anticipated that options and restricted stock with respect to 3% and 1%, respectively, of the outstanding common and preferred stock of the Company will be issued in connection with employee incentive compensation.

                                 SCHEDULE 5(c)
                                 -------------

               HQ Global Holdings, Inc: Outstanding Indebtedness
                          Existing Letters of Credit


JP Morgan Letters of Credit
---------------------------

LC#                      Letter of Credits Issued     Beneficiary                            Maturity Date

868684                   $  828,630                   RCPI Trust                                       6/1/01

868814                   $  500,000                   W12/14 Wall Acquisition                          6/4/01
                                                      Associates L.L.C.

868611                   $  800,000                   405 Lexington, L.L.C.                            6/23/01

868619                   $1,327,000                   Charleston Landings Associates L.P.              7/1/01

868877                   $  684,000                   Tst 300 Park, L.L.C.                             9/1/00

868897                   $  450,000                   Petula Associates, LTD                         10/21/00

868896                   $  635,850                   Praedium II Broadstone                         10/29/00

868931                   $1,715,980                   Paramount Group, Inc.                          11/10/00

868934                   $  800,000                   Gainey Ranch Town Center                       12/23/00

868805                   $  526,837.50                233 Broadway Owners L.L.C.                     12/31/00

868806                   $  800,000                   425 Market Street                              12/31/00

868944                   $  600,000                   Commerce Plaza Partners                         1/24/01

868943                   $  450,000                   Cornerstone Two L.C.C.                          1/27/01


Total letters of credit issued to JP Morgan                                         $10,118,297.50


Schedule 5(c)
         (continued)


First Union Letters of Credit

      Subsidiary         Issuing Bank        LC#            Stated Amount                 Beneficiary                Expiry Date

OmniOffices, Inc.        First Union    S147299        $    37,192.04           Weeks Realty, L.P.                     May 31, 2000

OmniOffices, Inc         First Union    S139489        $   148,000.00          Connecticut General Life Ins.         April 30, 2000
                                                                                Co.

OmniOffices, Inc         First Union    S145655        $    46,000.00           Equitable Life Assurance          December 21, 1999
                                                                                Society of USA, Boston, MA

OmniOffices, Inc         First Union    S402898        $    50,000.00           Golub & Company                     August 31, 2000

HQ Business Centers of   First Union    S148598        $   600,000.00          Fairview Associates                  August 31, 2000
North Carolina, Inc.

OmniOffices, Inc         First Union    S116794        $    24,221.33           American National Bank & Trust        June 30, 2000
                                                                                Co. of Chicago

OmniOffices, Inc         First Union    S108660        $   240,000.00          Trizechahn Office Holdings           August 31, 2000

OmniOffices, Inc         First Union    S402416        $    16,000.00           Talcott Realty I Ltd.                 June 30, 2000

OmniOffices, Inc         First Union    SM408124C      $    31,751.76           EOP-Westchase Office Properties        May 30, 2000
                                                                                Trust

OmniOffices, Inc         First Union    S063275        $   140,000.00          Realty Bancorp                        March 15, 2000

OmniOffices, Inc         First Union    SM408488C      $    50,000.00           OTR                                January 31, 2000

Executive Office         First Union    S163998        $   775,000.00          Park Avenue Properties              October 15, 2000
Network, Ltd.

OmniOffices, Inc         First Union    S403D44        $   180,000.00          Carol Management Corp.                   May 1, 2000

OmniOffices, Inc         First Union    S101387        $   750,000.00          Madison Avenue Associates            August 30, 2000

OmniOffices, Inc         First Union    S114735        $    33,124.05           Talcott Realty I Ltd.                April 30, 2000

OmniOffices, Inc         First Union    S104374        $   160,000.00          DRW Chesterbrook Associates         November 1, 2000

OmniOffices, Inc         First Union    S139498        $    40,000.00           Metro Corp Center, LLC             January 31, 2000

OmniOffices, Inc         First Union    SM408720C      $   250,000.00          Spieker Properties, LP               August 30, 2000

Kiowa, Inc.              First Union    S151696        $   800,000.00          Shorenstein Management, Inc.          April 15, 2000

OmniOffices, Inc         First Union    S111557        $   150,000.00          Acquiport Corp. Ridge, Inc.        February 20, 2000

                         First Union    S132017        $    70,000.00          Airlines Reporting Corp.         September 30, 2000


         Total Letter of Credit for First Union                                                   $4,591,289.18
